Exhibit 99

TNP Enterprises, Inc.	NEWS

P.O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:

TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock (516) 933-3105 email: tbabcock@tnpe.com	Valerie Smith-Media (817) 737-1360 email: vsmith@tnpe.com	Adam Carte-Investors (817) 377-5541 email: acarte@tnpe.com

TNP ENTERPRISES REPORTS IMPROVED FIRST QUARTER RESULTS

FORT WORTH, Texas, May 5, 2004 /PRNewswire/ — TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $2.2 million for the quarter ended March 31, 2004, which represents a $23.0 million improvement as compared with a loss of $25.2 million for the comparable period in 2003.

TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended March 31, 2004, and March 31, 2003:

TNP ENTERPRISES, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS (Dollars in Thousands)

	2004			2003
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Operating Revenues	$ 61,654	$121,012	$ 162,150	$ 61,365	$147,912	$183,721

Income (Loss) Applicable to Common Stock	$ 4,744	$ 6,349	$ (2,247)	$ 7,048	$ (20,537)	$(25,174)

EBITDA *	$ 21,531	$ 10,024	$ 29,726	$ 22,923	$ (32,768)	$(11,711)

Cash Flow from (used in) Operations	$ 9,949	$ 8,429	$ 13,921	$ 5,444	$(14,373)	$(12,040)

Debt Outstanding as of March 31	$418,713	-0-	$805,369	$359,516	-0-	$705,416

Cash and Cash Equivalents Balance as of March 31	$ 52,198	$ 53,299	$116,492	$ 158	$ 1,373	$ 9,215

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, and amortization. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

TNP’s Results

TNP had a consolidated loss applicable to common stock of $2.2 million for the quarter ended March 31, 2004, which represents a $23.0 million increase as compared with a loss of $25.2 million for the same period in 2003. The $23.0 million increase was driven by a $26.9 million improvement in First Choice earnings. The First Choice increase resulted primarily from:

•	increased gross profits of $24.7 million ($15.3 million after taxes) resulting from lower 2004 purchased power expenses compared to 2003, which was driven by historically high natural gas prices, and;
•	increased gross profits of $10.1 million ($6.3 million after taxes) resulting from the difference in estimated purchased power true-up adjustments from ERCOT related to prior years, and;
•	increased gross profits from competitive customers of $5.5 million ($3.4 million after taxes) due to increases in competitive customer rates, and;
•	increased gross profits from price-to-beat customers of $2.4 million ($1.5 million after taxes) resulting from increases in price-to-beat revenues driven by fuel factor rate increases.

Income applicable to common stock for TNMP, TNP’s regulated subsidiary, was $4.7 million for the quarter ended March 31, 2004, which represents a $2.3 million decrease in earnings as compared with earnings of $7.0 million for the same period in 2003. The decrease is primarily attributable to additional interest expense of $2.1 million ($1.3 million after tax) in 2004 due to the issuance of $250 million of Senior Notes in June 2003. Also contributing to the decrease are higher 2004 operating and maintenance expenses related to the Texas true-up proceeding and tree trimming.

EBITDA

EBITDA for TNP was $29.7 million for the quarter ended March 31, 2004, which is $41.4 million higher as compared to the same period in 2003. The $41.4 million increase is primarily due to the First Choice variances described above. Detailed below is a reconciliation of TNP consolidated Net Income to EBITDA for the quarters ended March 31, 2004, and March 31, 2003:

Reconciliation of TNP Enterprises & Subsidiaries Consolidated Net Income (Loss) to EBITDA (Dollars in Millions)

	2004			2003
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Income (Loss) Applicable to Common Stock	$ 4.7	$ 6.3	$ (2.2)	$ 7.0	$(20.5)	$(25.2)
Reconciling Items:
Interest charges & Preferred Dividends	7.1	0.1	22.6	5.0	0.3	18.7
Income taxes	2.3	3.5	1.9	3.9	(12.6)	(12.4)
Depreciation, amortiz. & other	7.4	0.1	7.4	7.0	--	7.2

EBITDA	$21.5	$10.0	$29.7	$22.9	$(32.8)	$(11.7)

Cash Flow from Operations

TNP’s consolidated cash flow provided by operations was $13.9 million in the first quarter of 2004, which represents an increase of $26.0 million, as compared to cash flow used in operations of $12.1 million for the same period last year. The increase is driven by an $18.6 million decrease in cash flow in 2003 due to the purchase of natural gas options as part of First Choice’s hedging strategy in 2003, and to a $13.2 million improvement in cash flow from First Choice sales due primarily to increases in customer rates and lower purchased power prices in 2004.

Changes in Cash and Debt Balances

2003 financing activities at TNP, TNMP and First Choice have resulted in a higher consolidated balance of cash at March 31, 2004, when compared to March 31, 2003. The balance of consolidated cash increased by $107.3 million, while consolidated debt increased $100.0 million. Since the merger in April 2000, TNP has reduced its consolidated debt balance by a total of $90.9 million.

First Choice Customer Retention and Acquisitions

When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At March 31, 2004, First Choice served approximately 173,000, or 89 percent, of those customers. Additionally, First Choice serves approximately 59,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the second half of 2001. With a total of approximately 232,000 customers at March 31, 2004, First Choice increased overall customers served since January 2002 by 37,000, or 19 percent.

EBITDA Guidance for 2004

Based on current expectations, management projects consolidated EBITDA will range between $155 million and $165 million for 2004. This guidance, which is $10 million lower than the guidance previously provided, primarily reflects milder weather than forecasted for the first quarter of 2004 and slightly lower sales and lower gross profits projected for the remainder of the year.

Additional information on 2004 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

On Friday, May 7, 2004, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time), company officials will hold a conference call to review the first quarter 2004 results. The conference call can be accessed by dialing 1-800-659-1025. A taped playback of the call will be available until May 14, 2004, by calling 1-800-252-6030 and entering access code 23776237.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: our ability to adapt to open market competition; the ability of First Choice to attract and retain customers as competition moves forward; changes in First Choice purchased power costs resulting from the ERCOT settlement process; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; decisions in connection with regulatory proceedings including Public Utility Commission of Texas (PUCT) Docket No. 29206, the stranded cost true-up proceeding of TNMP; insurance coverage available for claims made in litigation; general business and economic conditions, price fluctuations in the electric power and natural gas markets; collections experience; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.

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SOURCE TNP Enterprises, Inc.
-0- 05/05/2004
/CONTACT: Ted Babcock of TNP Enterprises, Inc., +1-516-933-3105, or tbabcock@tnpe.com; or media, Valerie Smith, +1-817-737-1360, or vsmith@tnpe.com, or investors, Adam Carte, +1-817-377-5541, or acarte@tnpe.com, both of Texas-New Mexico Power Company and First Choice Power, Inc./
/Web site: http://www.tnpe.com/
CO: TNP Enterprises, Inc.; First Choice Power, Inc.; Texas-New Mexico Power Company ST: Texas, New Mexico IN: OIL UTI SU: ERN CCA MAV ERP